Exhibit 99.1

Lakeland Industries Inc. Reports Fiscal 2015 First Quarter Financial Results

In Fiscal 2015 First Quarter from Prior Year:

•	Consolidated Sales of $23.5 Million Up 8%
•	Consolidated operating income increase to $0.6 million from loss of $0.2 million
•	Consolidated Adjusted EBITDA Increases 124%*

RONKONKOMA, NY – June 12, 2014 -- Lakeland Industries, Inc. (NASDAQ: LAKE), a leading global manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2015 first quarter ended April 30, 2014. For financial reporting presentation purposes, the operating results in Brazil are excluded from many of the statements in this announcement because the Company’s commercial lender has excluded Brazil from most covenant calculations as well as other related factors and due to the restructuring of those operations which has resulted in significant losses for the past two years that distorts analysis for the balance of the global businesses..

Financial Results Highlights -- First Quarter Fiscal 2015 and Recent Company Developments

o	Sales worldwide increased to $23.5M or 8.1% from $21.7M last year. Excluding Brazil, sales increased to $21.8M or 9.1% this year from $20.0M last year.
o	Sales growth achieved in China/Asia Pacific, UK, Latin America (excluding Brazil), and North America
o	Gross margin worldwide was 30.2%, compared to 28.0% last year. Excluding Brazil, gross margin increased from 29.0% last year to 29.9% this year.
o	Operating expenses worldwide increased by $0.2 million and decreased as a percent of sales to 27.7% from 29.1% last year. Operating expenses for Lakeland worldwide, excluding Brazil, increased by $558,000. SGA as a percent of sales, excluding Brazil, increased from 25.5% to 26.0%.
o	Operating income was $582K vs. a loss of $237K last year. Excluding Brazil, operating income was $858K this year vs. $692K last year.
o	Brazil Q1 operating loss was reduced to $276K this year vs. $929K last year.
o	Adjusted EBITDA worldwide increased 124% to $1.6M vs. $0.7M last year. Excluding Brazil, Adjusted EBITDA was $1.8M this year vs. $1.5M last year.
o	Net loss of $(0.0) million, $(0.0) per share vs. $(0.8) million loss, $(0.16) per share, last year.

*Non-GAAP measure – see table included herein for reconciliation to GAAP measures

Operating Earnings and Adjusted EBITDA - Lakeland

Consolidated with and without Brazil

($000)

	Quarter Ended April 30, 2014			Quarter Ended April 30, 2013
	Lakeland consolidated	Brazil	Lakeland worldwide excluding Brazil	Lakeland consolidated	Brazil	Lakeland worldwide excluding Brazil
Sales	$23,507	$1,748	$21,760	$21,737	$1,783	$19,954
Year over Year growth	8.1%	(2.0)%	9.1%	(9.4)%	(65.6)%	6.2%

Gross Profit	7,100	595	6,505	6,080	298	5,782
Gross Margin	30.2%	34.0%	29.9%	28.0%	16.7%	29.0%
Operating Expenses	6,518	871	5,647	6,316	1,228	5,089
Operating expense as % of sales	27.7%	49.8%	26.0%	29.1%	68.9%	25.5%
Operating Income	582	(276)	858	(237)	(929)	692
Other (Expenses) Income	80	39	42	(156)	(27)	(129)
Add Depreciation and Amortization	375	75	300	434	90	344
EBITDA	1,038	(162)	1,199	41	(866)	907

Equity Compensation	24	—	24	75	—	75
Additional Brazil Severance and executive recruiter fee	—	—	—	80	80	—
Financing Fees in Other Expense (adjustments)	—	—	—	150	—	150
Qingdao plant relocation costs and costs of sale	—	—	—	320	—	320
Brazil additional Foreign Exchange losses (gains)	(39)	(39)	—	27	27	—
Inventory reserve in USA - discontinued product lines raw material / Finished goods	300	—	300	—	—	—
PA plant relocation costs	235	—	235	—	—	—
ADJUSTED EBITDA	$1,558	$(201)	$1,758	$693	$(759)	$1,452

Numbers may not add due to rounding

*This table is a reconciliation of GAAP to non-GAAP Financial Measures.

**Brazil numbers, as presented in this table, include immaterial intercompany transactions.

Management’s Comments

Christopher J. Ryan. President and Chief Executive Officer of Lakeland Industries, stated, “The Company’s business rationalization and transition is nearly complete as we are experiencing solid growth internationally and domestically. We have made the necessary investments to grow our sales channels and enhance our product development, while reducing our cost structure and modifying operations for improved leverage. Key initiatives that have impacted our performance in the quarter are the residual effects from the sale of a business unit in China in Q2 last fiscal year, the relocation of certain manufacturing to Mexico and the relocation of our facility in Pennsylvania. As a result, consolidated worldwide Adjusted EBITDA increased by 124% from last year.

“Adjusted EBITDA reached the highest level in three years – from when we first encountered challenges in Brazil. As previously disclosed, we believe the turnaround of Brazil to be on schedule and with the additional financing options we are exploring, we anticipate a reversal of losses year to date and for Brazil to finish FY15 at or near breakeven. In the first quarter of fiscal 2015, Brazil was close to breakeven on an Adjusted EBITDA basis with only a modest reduction in sales from last year. The operating loss in the quarter for Brazil was reduced by 70% from last year. We are beginning to benefit from the growth in most of our businesses around the world along with improvements in Brazil as our consolidated operating profit increased by nearly 340% to a $580,000 profit from a loss of $240,000 in the prior year. Global growth trends are positively impacting Lakeland Industries and we are in the best position in years to drive improved operating performance.”

Financial Results Conference Call

Lakeland will host a conference call at 4:30 PM (EDT) today to discuss the Company’s first quarter fiscal 2015 financial results. The conference call will be hosted by Stephen M. Bachelder, Lakeland’s Chief Operating Officer and Gary Pokrassa, Lakeland’s Chief Financial Officer. Investors can listen to the call by dialing 877-870-4263-(Domestic) 412-317-0790 (International) or 855-669-9657-(Canada), Pass Code 10047600.

For a replay of this call, dial 877-344-7529 (Domestic) or 412-317-0088 (International), Pass Code 10047600.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA and consolidated income, excluding Brazil. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Lakeland Industries, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

April 30, 2014 and January 31, 2014

	April 30,	January 31,
	2014	2014
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$7,011	$4,555
Accounts receivable, net of allowance for doubtful accounts	14,636	13,795
Inventories	40,370	39,844
Deferred income taxes	4,836	4,707
Prepaid income tax	909	471
Other current assets	2,186	2,108
Total current assets	69,947	65,481
Property and equipment, net	12,092	12,069
Prepaid VAT and other taxes, noncurrent	2,452	2,379
Security deposits	1,461	1,415
Intangibles, prepaid bank fees and other assets, net	1,384	1,533
Goodwill	871	871
Total assets	$88,208	$83,750
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$9,979	$8,181
Accrued compensation and benefits	1,533	1,189
Other accrued expenses	2,368	1,554
Current maturity of long-term debt	50	50
Current maturity of arbitration settlement	1,000	1,000
Short-term borrowing	2,523	2,559
Borrowings under revolving credit facility	13,498	12,415
Total current liabilities	30,950	26,949
Accrued arbitration award in Brazil (net of current maturities)	3,567	3,759
Long-term portion of Canada and Brazil loans	1,070	1,111
Subordinated debt, net of OID, including PIK interest	2,006	1,525
Other liabilities - accrued legal fees in Brazil	77	71
VAT taxes payable long term	3,328	3,329
Total liabilities	40,998	36,744
Stockholders’ equity
Preferred stock, $.01 par; authorized 1,500,000 shares (none issued)	—	—
Common stock, $.01 par; authorized 10,000,000 shares, issued 5,714,950 and 5,713,180; outstanding 5,358,509 and 5,356,739 at April 30, 2014 and January 31, 2014, respectively	57	57
Treasury stock, at cost; 356,441 shares at April 30, 2014 and January 31, 2014.	(3,352)	(3,352)
Additional paid-in capital	53,390	53,365
Accumulated deficit	(592)	(592)
Accumulated other comprehensive loss	(2,292)	(2,472)
Total stockholders’ equity	47,210	47,006
Total liabilities and stockholders’ equity	$88,208	$83,750

Numbers may not add due to rounding

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except share data)

(Unaudited)

For the Three Months Ended April 30, 2014 and 2013

	Three Months Ended
	April 30,
	2014	2013
Net sales	$23,507	$21,737
Cost of goods sold	16,407	15,657
Gross profit	7,100	6,080
Operating expenses	6,518	6,317
Operating profit (loss)	582	(237)
Foreign Exchange gain (loss) Brazil	39	(27)
Other income (loss), net	42	(129)
Interest expense	(640)	(273)
Income (loss) before taxes	23	(666)
Income tax expense	23	179
Net loss	$0	$(844)
Net loss per common share:
Basic	$0.00	$(0.16)
Diluted	$0.00	$(0.16)
Weighted average common shares outstanding:
Basic	5,923,224	5,337,205
Diluted	5,923,224	5,337,205

Numbers may not add due to rounding